FORM 3
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number             3235-0104
                                               Expires:      September 30, 1998
                                               Estimated average burden
                                               hours per response.......... 0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person
          Shea, John T.
          94 Emily Road
          Far Hills, NJ  07931

2.  Date of Event Requiring Statement (Month/Day/Year)
          October 30, 1997

3.  IRS or Social Security Number of Reporting Person (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol
          Compost America Holding Company, Inc. -- CAHC

5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
     X  Director                           10% Owner
    ---                                ---
        Officer (give title below)         Other (specify below)
    ---                                ---

    -----------------------------

6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than one Reporting Person
    ---

             Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security       2.  Amount of Securities    3.  Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr.4)                   Beneficially Owned          Form:  Direct           (Instr. 5)
                                (Instr. 4)                  (D) or Indirect
                                                            (I) (Instr. 5)
Common Stock                0


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

               TABLE II--Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                2. Date             3. Title and Amount of             4. Conver-   5. Owner-    6. Nature of Indirect
    Derivative Security        Exercisable         Securities Underlying              sion or      ship         Beneficial Ownership
    (Instr. 4)                 and Expira-         Derivative Security                Exercise     Form of      (Instr. 5)
                               tion Date           (Instr. 4)                         Price of     Deriva-
                               (Month/Day/                                            Deri-        tive
                               Year)                                                  vative       Security:
                                                                                      Security     Direct
                                                                                                   (D) or
                            Date      Expira-   Title                     Amount                   Indirect
                            Exer-     tion                                or                       (I)
                            cisable   Date                                Number                   (Instr. 5)
                                                                          of
                                                                          Shares




Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


       /s/ John T. Shea                                           12/9/97
----------------------------------                         ---------------------
**Signature of Reporting Person                                     Date
         John T. Shea